AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                             ON NOVEMBER 13, 1996          FILE NO. 333-______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                      FORM
                                       S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             BANKAMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                           94-1681731
             (STATE OR OTHER JURISDICTION            (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)       IDENTIFICATION NO.)

                             BANK OF AMERICA CENTER
                              555 CALIFORNIA STREET
                         SAN FRANCISCO, CALIFORNIA 94104
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              BANKAMERICA DEFERRED
                                COMPENSATION PLAN
                            (FULL TITLE OF THE PLAN)

                                 CHERYL SOROKIN
                             BANKAMERICA CORPORATION
                             BANK OF AMERICA CENTER
                              555 CALIFORNIA STREET
                         SAN FRANCISCO, CALIFORNIA 94104
                             TELEPHONE: 415/622-3530
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                              OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE
================================================================================
TITLE OF SECURITIES  AMOUNT TO BE  PROPOSED        PROPOSED
TO BE REGISTERED     REGISTERED    MAXIMUM         MAXIMUM        AMOUNT OF
                                   OFFERING PRICE  AGGREGATE      REGISTRATION
                                   PER SHARE       OFFERING       FEE
                                                   PRICE (2)
===============================================================================
DEFERRED
COMPENSATION         $100,000,000     100%         $100,000,000   $30,303.03
OBLIGATIONS (1)
===============================================================================
(1) THE DEFERRED COMPENSATION OBLIGATIONS ARE GENERAL UNSECURED OBLIGATIONS OF BANKAMERICA CORPORATION TO PAY DEFERRED COMPENSATION IN THE FUTURE TO PARTICIPATING MEMBERS OF A SELECT GROUP OF MANAGEMENT OR HIGHLY COMPENSATED
    EMPLOYEES  IN ACCORDANCE  WITH  THE  TERMS  OF  THE   BANKAMERICA   DEFERRED
    COMPENSATION PLAN (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997).

(2) ESTIMATED SOLELY FOR THE PURPOSE OF DETERMINING THE REGISTRATION
    FEE.
===============================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to eligible employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended. Such document(s) and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.



                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

    BankAmerica Corporation ("BAC") incorporates by reference into this Registration Statement the following documents: (i) BAC's annual report on Form 10-K for the year ended December 31, 1995; (ii) BAC's quarterly report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) BAC's reports on Form 8-K dated January 17, 1996, February 5, 1996, March 4, 1996, April 17, 1996, July 17, 1996 and October 16, 1996.

    All reports and definitive proxy or information statements filed by BAC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement, and prior to the termination of the offering of the securities registered pursuant to this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

    Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.  Description of Securities.
         -------------------------

    The BankAmerica Deferred Compensation Plan (as amended and restated effective January 1, 1997) (the "Plan") provides a select group of management or highly compensated employees of BAC and certain of its subsidiaries and affiliates (the "Eligible Employees") with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of BAC under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of BAC to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of BAC, and will rank pari passu with other unsecured and unsubordinated indebtedness of BAC from time to time outstanding. Because BAC is a holding company, the rights of creditors of BAC (including Participants in the Plan) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization will be subject to the claims of creditors of the subsidiary, which will take priority except to the extent that claims of BAC itself as a creditor of the subsidiary may be recognized. There are also various legal limitations on the extent to which bank subsidiaries of BAC may pay dividends, extend credit or otherwise supply funds to BAC or various of its affiliates.

    Each Participant may elect to defer 5% to 50% of his or her base salary, as well as 5% to 90% of his or her annual eligible bonus and incentive award.

    Each Participant may choose a rate of return for his or her deferred compensation that mirrors the rates of return for the investment funds available under the BankAmerica 401(k) Investment Plan. Thus, while each Participant's deferred compensation account balance increases or decreases based on the performance of the funds chosen, his or her account balance is not actually invested in those funds. Rather, the Participant earns a "mirror" rate of return based on the performance of the funds chosen.

    The Deferred Compensation Obligations are payable in cash. With certain exceptions, Deferred Compensation Obligations will be paid after the Participant's employment within BAC ends based on a prior election made by the Participant. The Participant may elect to receive (i) a single payment to be made within 60 days of the date employment ends; (ii) a single payment to be made within the first 60 days of the first, second or third calendar year immediately following the calendar year in which employment ends; or (iii) up to fifteen annual installment payments commencing within the first 60 days of the first, second or third calendar year immediately following the calendar year in which employment ends.

    No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hypothecation, charge, attachment, garnishment, execution, or levy of any kind or any other process of law, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void. Notwithstanding the preceding sentence, (i) the participating employers under the Plan shall have the right to offset from a Participant's unpaid amounts under the Plan any amounts due and owing from the Participant to the extent permitted by law; and (ii) a spouse or former spouse may be able to claim an interest in a Participant's deferred compensation payments under a domestic relations order issued by a court.

    The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. However, BAC reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount credited to the Participants' deferred compensation account balances as of the date of such amendment or termination.

    The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of BAC. No trustee has been appointed having authority to take action with respect to the Deferred Compensation Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of BAC provides that a director of BAC shall not be personally liable to BAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to BAC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation further provides that, if the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of BAC shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended, without further stockholder action.

    As authorized by Section 145 of the Delaware General Corporation Law, the By-laws of BAC provide for indemnification of directors and officers in certain cases. A director or officer of BAC (i) must be indemnified by BAC for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise in such litigation or proceedings, (ii) must be indemnified by BAC for the expenses, judgments, fines and amounts paid in settlement of litigation or proceedings (other than a derivative action), even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BAC (and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was not lawful) and (iii) must be indemnified by BAC for expenses of a derivative action, even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BAC, provided that no indemnification may be made in the case of a derivative action if the person is judged liable to BAC, unless a court determines that, despite such adjudication but in view of the circumstances, such person is entitled to indemnification of such expenses.

    The By-laws of BAC further provide that BAC may purchase insurance on behalf of its directors and officers, whether or not it would have the power to indemnify them against such liability.

    There is directors' and officers' liability insurance presently outstanding which insures directors and officers of BAC and certain of its subsidiaries. The policies cover losses for which BAC or any of such subsidiaries shall be required or permitted by law to indemnify directors and officers and which result from claims made against such directors or officers based upon the commission of wrongful acts in the performance of their duties. The policies also cover losses which the directors or officers must pay as the result of claims brought against them based upon the commission of wrongful acts in the performance of their duties and for which they are not indemnified by BAC or any of such subsidiaries. The losses covered by the policies are subject to certain exclusions and do not include fines or penalties imposed by law or other matters uninsurable under the law. The policies contain certain provisions regarding deductibles.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

Not applicable.

Item 8.  Exhibits.
         --------

Exhibit
Number          Exhibit Description
-------         -------------------

   5            Opinion of Counsel

 23.1           Consent of Independent Auditors, Ernst & Young LLP

 23.2           Consent of James N. Roethe, Counsel (included in Exhibit 5)

 24             Powers of Attorney


Item 9.  Undertakings.
         ------------

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, and the State of California, on this 13th day of November, 1996.


                                         BANKAMERICA CORPORATION
                                             (Registrant)

                             By:       /s/ KATHLEEN J. BURKE
                               -------------------------------------
                               (Kathleen J. Burke, Vice Chairman and
                                    Personnel Relations Officer)


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on this 13th day of November, 1996 by the following persons in the capacities indicated.


Signature                                      Title
---------                                      -----

PRINCIPAL EXECUTIVE OFFICER:

*David A. Coulter                 Chairman of the Board and Chief
                                         Executive Officer
PRINCIPAL FINANCIAL OFFICER:

*Michael E. O'Neill                      Vice Chairman and
                                     Chief Financial Officer
PRINCIPAL ACCOUNTING OFFICER:

*John J. Higgins                   Executive Vice President and
                                     Chief Accounting Officer

DIRECTORS:

(A MAJORITY OF THE MEMBERS OF
THE BOARD OF DIRECTORS:)
      *JOSEPH F. ALIBRANDI                   Director
         *JILL E. BARAD                      Director
        *PETER B. BEDFORD                    Director
       *ANDREW F. BRIMMER                    Director
       *RICHARD A. CLARKE                    Director
        *DAVID A. COULTER                    Director
         *TIMM F. CRULL                      Director
       *KATHLEEN FELDSTEIN                   Director
        *DONALD E. GUINN                     Director
       *FRANK L. HOPE, JR.                   Director
     *IGNACIO E. LOZANO, JR.                 Director
        *WALTER E. MASSEY                    Director
        *JOHN M. RICHMAN                     Director
      *RICHARD M. ROSENBERG                  Director
       *A. MICHAEL SPENCE                    Director
      *SOLOMON D. TRUJILLO                   Director


*By:/s/ WILLIE C. BOGAN
    -------------------------------------
        Willie C. Bogan, Attorney-in-Fact

Dated:  November 13, 1996

                                INDEX TO EXHIBITS

Exhibit
Number          Exhibit Description
-------         -------------------

   5            Opinion of Counsel

 23.1           Consent of Independent Auditors, Ernst & Young LLP

 23.2           Consent of James N. Roethe, Counsel (included in Exhibit 5)

 24             Powers of Attorney